EXHIBIT 10.1

                           PURCHASE AND SALE AGREEMENT
                           ---------------------------


         THIS AGREEMENT, made as of this ______ day of January, 2007, by and between DEACON ENTERPRISES, INC., a Michigan Corporation, whose address is 600 South Deacon, Detroit, Michigan 48217 ("Seller"), and VOYAGERPETROLEUM, INC., a Nevada corporation, whose address is 16 East Hinsdale Ave., Hinsdale, Illinois 60521, ("Purchaser").

                              W I T N E S S E T H:

         In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

         1. PROPERTY. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, land located in the City of Detroit, County of Wayne, State of Michigan, as more particularly described in EXHIBIT "A" attached hereto and made a part hereof, together with all tenements, hereditaments and appurtenances thereto, all easements, land division rights, timber, air, mineral, subsurface, riparian and other rights and interests appertaining thereto owned by Seller and all fixtures, tanks, buildings, structures and other improvements thereon owned by Seller (collectively the "Property"), upon the terms and conditions hereinafter stated in this Purchase and Sale Agreement ("Agreement").

         2. PURCHASE PRICE. The Purchase Price to be paid for the Property shall be Seven Hundred Fifty Thousand Dollars and 00/100 ($750,000.00) ("Purchase Price").

         3. PAYMENT OF PURCHASE PRICE. The Purchase Price, less the Deposit, and plus or minus the net of the adjustments, prorations and credits contained in Paragraph 4, shall be paid by Purchaser to Seller in certified funds at Closing, as defined in Paragraph 10 of this Agreement.

         4. ADJUSTMENTS, PRORATIONS AND CREDITS. The Purchase Price shall be adjusted by the net of the following adjustments, prorations and credits which shall be computed in the following manner:

                  A. All real and personal property taxes and assessments (general or special) which have become a lien on the Property, all charges for improvements or services already made to, or which benefit the Property which have not yet become a lien on the Property; and all assessments (general or special) arising out of or in connection with any assessment district created or confirmed prior to the date of Closing shall be paid in full by Seller at Closing, whether due in installments or otherwise. All current taxes shall be prorated and adjusted as of the date of Closing in accordance with the due date of the municipality or taxing unit in which the Property is located. The provisions of Public Act of 1994, Nos. 80 and 279 which change the lien date of certain real property taxes shall not apply.

                  B. Water, sewer, electricity, gas and other public utility bills for services rendered before Purchaser or its affiliate begin occupying the Property, shall be paid by Seller before Closing. Upon Closing, water, sewer, electricity, gas and other public utility bills for such period of time



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shall be adjusted and prorated to such date, however, no proration shall be made for public utilities, if in lieu thereof, the respective utility companies are able to bill separately for the amount of utilities consumed through the morning of such date. In such event Seller shall pay the bills rendered for such utilities consumed to the morning of such date upon receipt thereof.

                  All prorations and adjustments shall be made with the day of Closing being charged and credited to the Purchaser.

                  If for a period of forty-five (45) days after the Closing either Seller or Purchaser discovers any inaccuracies or errors in the adjustments, prorations or credits computed at the Closing, Seller and Purchaser shall each take such action and pay such sums as may be necessary so that the said adjustments, prorations and credits shall be in accordance with the terms of this Agreement, and the obligations of either party to pay any such amount shall survive the Closing.

         5. DEPOSIT. Within two (2) business days after the Effective Date, Purchaser shall deposit the sum of Thirty-Five Thousand Dollars and 00/100 ($35,000.00) (the "Deposit") with Philip R. Seaver Title Company, Inc. (the "Escrow Agent") as a good faith deposit hereunder. Said Deposit and any accrued interest earned thereon shall be applied to the Purchase Price at Closing in the event Purchaser consummates the transaction contemplated hereby. Any and all sums deposited hereunder shall be applied to the Purchase Price, paid over to Seller, or refunded to Purchaser as provided herein. (All references to "Deposit" shall be deemed to include all accrued interest, if any.)

         6. TITLE. Seller shall convey to Purchaser at Closing good, marketable and insurable fee simple title to the Property by Warranty Deed, subject to recorded easements, recorded restrictions and/or rights-of-way.

         7. EVIDENCE OF TITLE. Seller shall furnish to Purchaser, at Seller's expense, and within twenty-one (21) days from the Effective Date hereof, an A.L.T.A. commitment for an owner's title insurance policy without standard exceptions ("Title Commitment") issued by the Title Company, in an amount equal to the Purchase Price, naming Purchaser as the insured, certified to the date of Closing, undertaking to insure title in the condition required hereunder, with a policy pursuant thereto to be issued as soon as practicable after the Closing. At the Closing the Title Company will "mark up" the Title Commitment in a manner acceptable to Purchaser's counsel. As soon after closing as may be practical, Seller shall deliver to Purchaser an owner's policy ("Title Policy") issued pursuant to such marked up commitment in the amount of the Purchase Price. The cost of Title Commitment and policy shall be paid by Seller, except that Purchaser shall be responsible for the cost of any survey necessary for the Title Company to issue a Title Policy without standard exceptions. The Title Commitment and policy may contain any endorsements requested by Purchaser, at Purchaser's expense.

         8. OBJECTIONS TO TITLE. Purchaser shall have until the later of (a) ten
(10) business days from and after its receipt of the Title Commitment (and copies of all recorded documents listed in the Title Commitment) or (b) sixty
(60) days after the Effective Date, to approve or object to the condition of title disclosed in the Title Commitment or matters of Survey. Purchaser's approval of title and Survey shall be a condition precedent to Purchaser's obligation to close the transaction contemplated by this Agreement, which condition Purchaser reserves the right to waive. If objection to the title or Survey is made, based upon a written opinion of Purchaser, that title or Survey


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is not in a condition satisfactory to Purchaser, Purchaser, at its option, may either terminate this Agreement and receive back the entire Deposit or give Seller thirty (30) business days from the date it is notified in writing of the particular defects claimed, either (i) to remedy the title or Survey, or (ii) to obtain title insurance as required above, or (iii) to refund the Deposit in full termination of this Agreement, if unable to remedy the title or Survey or obtain title insurance. If the Seller remedies the title or Survey or shall obtain a Title Commitment acceptable to Purchaser within the time specified, and upon waiver or satisfaction of the conditions contained in Paragraph 9, Purchaser agrees to complete the sale and if Seller is unable to remedy the title or Survey or obtain title insurance within the time specified, the Deposit shall be refunded forthwith in full termination of this Agreement. If Purchaser makes no written objections to Seller within the later of: (a) ten (10) business days after receipt of the last of the Title Commitment and copies of all recorded documents listed in the Title Commitment or (b) sixty (60) days after the Effective Date, Purchaser shall be deemed to have accepted the condition of title disclosed in the Title Commitment and matters of Survey and waived its rights to object to the condition of title and to object to the matters of Survey. Notwithstanding the foregoing, Purchaser, at its sole option, may waive any objections to title and Survey, in writing, and in such event, Purchaser and Seller shall proceed to complete this transaction according to the terms of this Agreement, subject to satisfaction or waiver of all of Purchaser's other conditions precedent contained herein.

         9. CONDITIONS PRECEDENT.

                  A. Seller and Purchaser hereby agree that this Agreement and all obligations hereunder are subject to and conditioned upon Purchaser's inspection of and satisfaction with the condition of the Property. Purchaser's due diligence rights, all at Purchaser's expense, include, without limitation, obtaining a current Survey, obtaining all governmental approvals deemed necessary or appropriate, obtaining a mortgage loan, obtaining an appraisal to determine the fair market value of the Property, and obtaining a satisfactory baseline environmental assessment ("BEA"), due care plan, and approval from the Michigan Department of Environmental Quality ("MDEQ") of Purchaser's proposed BEA and due care plan. Purchaser's right to inspect and evaluate the Property, and otherwise determine whether Purchaser will purchase the Property, shall expire at 5:00 p.m. EST on the ninetieth (90th) day after the Effective Date (the "Inspection Period"). Purchaser, in its sole discretion, may extend the Inspection Period for one (1) additional thirty (30) day period (the "Extension Period"), upon written notice to Seller prior to the expiration of the Inspection Period and the deposit of an additional Twenty Thousand Dollars and 00/100 ($20,000.00) (the "Extension Payment") with Escrow Agent only for reasons relating to environmental matters, including, by way of example, completing Phase II subsurface investigations, submitting a BEA and due care plan to the MDEQ, waiting to receive back a written determination of non-liability from the MDEQ with respect to existing contamination and approval of Purchaser's due care plan, or obtaining a pollution insurance policy covering Purchaser. Notwithstanding the forgoing, Purchaser may extend the Purchase Agreement for the Extension Period without paying the Extension Payment, if the only reason for the extension is to negotiate in good faith with Seller over the language of the BEA and/or Purchaser's due care plan; provided, however, Purchaser shall not be obligated to incorporate Seller's suggested revisions. Purchaser shall keep Seller reasonably apprised of Purchaser's efforts with respect to environmental-related matters. The Extension Payment shall be applied to the Purchase price, paid over to Seller, or refunded to Purchaser as provided herein. If during the Inspection Period, Purchaser determines for any reason or


                                       3


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no reason and in its sole and absolute discretion Purchaser has decided not to purchase the Property, Purchaser may terminate this Agreement by providing Seller written notice of termination prior to the end of the Inspection Period, in which event Purchaser's Deposit shall be refunded in full to Purchaser and the parties shall be released from all further obligations and rights under this Agreement. In order to receive a full refund of Purchaser's Deposit (including any Extension Payment), any termination notice given after the expiration of the initial ninety (90) day Inspection Period and during any portion of the thirty
(30) day Extension Period, shall be for a reason related to environmental matters. In the event Purchaser does not provide a written notice of termination prior to the end of the Inspection Period or Extension Period, if applicable, Purchaser shall be deemed to be satisfied with the condition of the Property and to have waived its rights to terminate the Agreement and the Deposit and Extension Payment, if any, shall become non-refundable and payable to Seller or applied to the Purchase Price at Closing as provided herein. During the Inspection Period and upon reasonable prior notice to Seller, Purchaser or its agents or contractors shall have the right to enter upon the Property to make surveys, environmental studies and tests and to do all other reasonable work necessary to determine the Property's condition. All such work shall be conducted in a reasonable and workmanlike manner and shall be paid for by Purchaser. Purchaser shall restore the Property immediately following any entry thereon to the condition that existed immediately prior to such entry. Further, Purchaser indemnifies and holds harmless Seller and its shareholders, directors, officers, representatives, heirs, and successors from, against and with respect to any and all costs, expenses, fees, obligations, liabilities (including, but not limited to, personal injury or property damage), claims, damages, penalties and encumbrances (including attorneys fees) arising out of or in connection with or caused by the Purchaser's and/or its owners', employees', agents', contractors' or representatives' inspection, evaluation or testing of the Property; provided, however, this indemnity shall not apply to liability arising from the discovery of adverse information by Purchaser. Notwithstanding anything else in this Agreement to the contrary, the obligations to restore the Property and to indemnify shall survive the Closing or the earlier termination of this Agreement. At Closing, or upon the earlier termination of this Agreement, Purchaser shall provide Seller with copies of all reports, studies, test results, surveys, site plans and other documents relating to the inspection, testing, investigation or development of the Property by the Purchaser.

                  B. Seller and Purchaser hereby agree that this Agreement and all obligations hereunder are subject to and conditioned upon the Seller and D.A. Stuart Company ("Stuart") reaching a written agreement providing for (i) the approval and consent to the purchase and sale of the Property contemplated hereunder by Stuart (the current tenant of the Property), (ii) Stuart's termination and release of its rights to lease the Property and purchase the Property, and (iii) an agreement between Seller and Stuart regarding Stuart's vacating the Property and compliance by Stuart with all of the terms and conditions of its Lease with Seller as a result of vacating the Property. If Stuart and Seller do not enter into a written agreement within ten (10) business days after execution and delivery of this Agreement, then at Purchaser's option
(i) Purchaser may grant Seller additional time to enter into a written agreement with Stuart, or (ii) this Agreement shall be automatically terminated, the Deposit refunded to Purchaser, and the parties shall be released from all further obligations and rights under this Agreement (except those that survive termination of this Agreement).

                  C. Seller and Purchaser hereby agree that it is contemplated that Purchaser will cause to be prepared (and pay for) a Category S Baseline Environmental Assessment ("BEA") respecting the environmental condition of the


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Property. Further, Seller has advised Purchaser that D.A. Stuart Company is required to prepare a BEA at the time it vacates the Property in accordance with a lease of the Property it has with Seller. Therefore, Seller and Purchaser hereby agree that this Agreement and all obligations hereunder are subject to and conditioned upon the completion of the BEA by Purchaser to be filed with the State of Michigan and which complies with the following requirements:

                           (1) All conclusions contained in the BEAs regarding
contamination or potential contamination on the Property must be either supported by test results or reasonable objective facts. Somewhere near the beginning of the BEA, there will be a statement substantially to the effect that, the BEA identifies those conclusions which are supported by test results.

                           (2) All test results referenced in the text of the
BEAs as supporting any specific conclusions regarding the environmental condition of the Property shall be included in the body of the BEA (rather than in the Appendices), in table form, as compared with applicable clean up criteria.

                           (3) The BEAs shall not refer to any conditions on the
Property as "suspect" (e.g., "suspect tank") when the authors of the BEA, or their principals, are on notice of a more accurate description. (e.g., tank of a specified size and description which had been cleaned and inspected on specified dates.)

                           (4) The BEAs shall be provided to counsel for Seller
a minimum of five (5) business days prior to filing with the MDEQ in order to give the Seller the opportunity to provide suggested corrections.

                           (5) Purchaser's agreement to include any accurate
suggested corrections made by Seller with respect to the BEA shall not be unreasonably withheld.

         If the above referenced BEA is not prepared and filed in accordance with the above requirements before the earlier of the (i) Closing, (ii) termination of this Agreement, or (iii) six (6) months after the Effective Date, then this Agreement shall be terminated, the Deposit and the Extension Payment, if any, refunded to Purchaser and the parties shall be released from all further obligations and rights under the Agreement (except those that survive termination of this Agreement.)

         Purchaser agrees to cooperate with Stuart in permitting Stuart access to and use of test results and data compiled by Purchaser's environmental consultant, upon payment by Stuart of reasonable cost sharing and/or compensation to Purchaser.

                  D. [INTENTIONALLY OMITTED]

                  E. Purchaser's obligation to proceed with this transaction is conditioned upon Purchaser entering into a satisfactory sublease agreement with Stuart prior to the expiration of the Inspection Period, granting Purchaser or its designee (the "Subtenant") the right to sublease the Property from Stuart until the earlier of (i) the Closing date, (ii) termination of this Agreement, or (iii) six (6) months after the Effective Date. If Purchaser and Stuart do not enter into a Sublease prior to the expiration of the Inspection Period, then


                                       5


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this Agreement shall terminate, unless Purchaser waives this condition in a written notice to Seller. The sublease shall be on terms and conditions reasonably acceptable to Stuart and Purchaser, and shall be acceptable to and agreed to in writing by Seller. The sublease shall provide that, in the event Purchaser does not close on the purchase of the Property as provided for in this Agreement then: (a) the Subtenant shall be liable to repair any damage caused to the Property during its subtenancy; (b) the Subtenant shall defend, indemnify and hold Seller harmless from and against any liability, loss, damage, cost or expense caused as a result of the Subtenant's or its guests', invitees', employees', contractors', agents', affiliates', owners', directors' or officers' acts or omissions during the subtenancy. The Subtenant indemnification of Seller shall include any environmental contamination caused by the Subtenant or its guests, invitees, employees, contractors, agents, affiliates, owners, directors or officers during its subtenancy. Purchaser acknowledges that Stuart entered into a sublease with American Petroleum which was not approved by Seller; American Petroleum has filed for bankruptcy; and Stuart and American Petroleum have entered into an agreement whereby American Petroleum has surrendered possession of the Property to Stuart. If Seller as landlord terminates the Business Property Lease dated January 26, 2000, between Seller as landlord and
D. A. Stuart as tenant, as it pertains to the Property (Deacon Premises), then Seller will lease the Property directly to Purchaser on the same terms and conditions as the Subtenant is subleasing the Property under the sublease between Purchaser or its affiliate as subtenant and D. A. Stuart as sublandlord, provided that the subtenant is not in default under the foregoing Sublease, or the Purchaser is not in default under this Purchase Agreement, or this Purchase Agreement has not been terminated, or the foregoing Sublease has not been terminated.

                  CLOSING. Closing of this transaction shall occur on or before the earlier of: (i) six (6) months after the Effective Date, (ii) ten (10) business days after the expiration of the Inspection Period, or Extension Period, if applicable, or (iii) sooner then (i) and (ii) at Purchaser's election. The Closing shall occur at the office of the Title Company at a time mutually agreeable to the parties.

         11. POSSESSION. Purchaser shall be entitled to exclusive possession of the Property at the time of Closing.

         12. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller makes the following representations and warranties to Purchaser, which representations shall survive the Closing for a period of one (1) year:

                  A. Seller has full power and authority to enter into this Agreement and to perform and carry out all obligations, covenants and provisions hereof.

                  B. Seller has received no notice that the Property is now in violation of any laws, governmental orders, regulations, statutes or ordinances with the exception of a Notice of Violation dated August 15, 2000, a copy of which has been previously provided to Purchaser.

                  C. Seller has not contracted for the furnishing of labor or materials to the Property which will not be paid in full prior to Closing, or which would give rise to a claim of a construction lien


                                       6


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                  D. Seller has no notice of and there is no pending or, to the best of Seller's knowledge, threatened litigation, administrative action or examination relating to the Property before any court, or any federal, state or municipal governmental department, commission, board, agency or instrumentality thereof with the exception of a pending construction project for effluent conduit and rain improvement and a potential temporary or permanent easement with respect to same (i.e., Detroit Water and Sewer Department, Oakwood CSO control facility and Pump Station ("Project").

                  E. Upon execution of this Agreement, Seller shall furnish to Purchaser a copy of the notice received by Seller regarding a potential City of Detroit wastewater treatment facility near the Property, which may include the granting, taking of certain easement rights and/or loss of the railroad side track currently benefiting the Property. Purchaser shall have the right to evaluate this matter during Purchaser's Inspection Period. Any money or damage award paid to the owners or occupants of the Property at any time after the date of this Agreement shall be the property of Purchaser if the transaction closes. Seller shall not grant any deeds, easements or other property rights to the City of Detroit or anyone else without first obtaining the prior written authorization and consent of Purchaser.

                  F. Performance of this Agreement by Seller will not result in a breach of, or constitute a default under, or result in the imposition of, any lien or encumbrance upon the Property under any agreement or other instrument to which the Seller is a party or by which Seller or the Property is bound, except as referenced in Paragraph 9.B. of this Agreement.

                  G. To the best of Seller's actual knowledge, there are no latent or hidden material adverse environmental conditions respecting the Property except those matters set forth in any environmental reports or documents which are in the possession or control of Seller or Seller's counsel. To the best of Seller's actual knowledge, a list of all such environmental reports and documents is described in the attached EXHIBIT "B" ("Environmental Reports"). Seller shall furnish Purchaser with a complete copy of all Environmental Reports within five (5) business days after full execution of this Agreement.

         13. PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller, which representations shall survive the Closing for a period of one (1) year, that Purchaser has full power and authority to enter into this Agreement and to perform and carry out all obligations, covenants and provisions hereof:

         14. CONDITION OF ASSETS. It is specifically understood and agreed that, except as may be provided elsewhere in this Agreement, Seller has made no representations or warranties to the Purchaser, express or implied, as to the use or physical condition of the Property, or any improvements or appurtenances thereto, or any other matter whatsoever and Purchaser has relied upon its own investigations of the Property and has agreed to purchase the Property "AS IS", "WHERE IS."

         15. DEFAULT.

                  A. If Purchaser shall default in the performance of its obligations under this Agreement, then provided Seller is not then in default under this Agreement, Seller shall, as its sole and exclusive remedy, terminate this Agreement by giving written notice of termination to Purchaser, whereupon


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the Deposit and Extension Payment, if any, shall be delivered to Seller as liquidated damages on account of such default, and neither party shall thereafter have any further liability or obligation to the other, except for any liability of Purchaser under paragraph 9.A. (indemnity), and the Sublease.

                  B. If Seller shall default in the performance of its obligations under this Agreement, then provided Purchaser is not then in default under this Agreement, Purchaser shall be entitled either: (i) to terminate this Agreement by giving written notice of termination to Seller, whereupon the Deposit and Extension Payment, if any, shall be promptly returned to Purchaser, and neither party shall thereafter have any further liability or obligation to the other; or (ii) to seek specific performance.

         16. BROKER'S COMMISSION. Neither Seller nor Purchaser have dealt with any broker or person to whom a fee would be due resulting from this transaction. Each party shall indemnify and hold harmless the other from and against all expenses, fees (including reasonable attorney's fees), claims, damages, costs, causes of action, suits, proceedings, judgments or amounts paid in settlement arising out of any breach of its obligations for such fees and commissions, or its representations.

         17. EXPENSES. Federal, state and local transfer taxes and all recording fees to discharge obligations against the Property which arise from this transaction shall be paid by the Seller. Fees to record the deed shall be paid by Purchaser.

         18. RIGHT OF ASSIGNMENT. Purchaser may assign its rights under this Agreement to a wholly owned subsidiary of Purchaser without the written consent of Seller. Any other assignment shall require Seller's written consent.

         19. MISCELLANEOUS PROVISIONS.

                  A. NOTICES. Any notice or other communication given pursuant to this Agreement (hereinafter "Notice") shall be in writing and shall be sent by registered or certified mail, return receipt requested, with postage and fees prepaid addressed to the parties at their respective addresses set forth below Any party may, by notice given as aforesaid, change its address for any subsequent notice. Any notice by either party shall be sufficient if signed on behalf of said party by any partner or officer thereof:

                  Purchaser:
                  ----------

                  VOYAGERPETROLEUM, INC.
                  16 East Hinsdale Ave.
                  Hinsdale, Illinois 60521
                  ATTN:  Jefferson Stanley
                  Email:  JeffersonStanley@hedgemarketadvisors.com


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                  With a copy to:   Gregg A. Nathanson, Esq.
                                    Couzens, Lansky, Fealk, Ellis, Roeder &
                                    Lazar, P.C.
                                    39325 West 12 Mile Road, Suite 200
                                    Farmington Hills, Michigan 48331
                                    Fax No.: (248) 324-3087
                                    Email:   Gregg.Nathanson@Couzens.com

                  Seller:
                  -------

                  DEACON ENTERPRISES, INC.
                  c/o Mr. and Mrs. Verlin Eppert
                  1138 Foxchase Dr.
                  Bloomfield Hills, Michigan 48301

                  with a copy to:   Alan J. Ferrara, Esq.
                                    Finkel, Whitefield, Selik,
                                    Ferrara, Feldman & Sherbin, P.C.
                                    32300 Northwestern Highway, Suite 200
                                    Farmington Hills, MI  48334-1567
                                    Fax No.:  248/855-6501

                  B. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, irrespective of the residence of a party.

                  C. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding by and between the parties relating to the subject matter hereof, and this Agreement may not be amended, waived or discharged, except by an instrument in writing executed by the party against which enforcement of such amendment, waiver, or discharge is sought.

                  D. COUNTERPARTS AND FACSIMILE. This Agreement may be executed in any number of counterparts, none of which has been executed by all of the parties hereto, each of which shall be deemed an original, and all of which when taken together, shall constitute one in the same instrument. Facsimile or photostatic signatures shall be deemed originals for purposes of execution and delivery of this Agreement.

                  E. SEVERABILITY. Whenever possible, each provision of this Agreement and all related documents shall be interpreted in such a manner as to be valid under applicable law, but to the extent any provision is invalid or prohibited under applicable law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  F. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto.

                  G. EFFECTIVE DATE. The "Effective Date" of this Agreement shall be the date upon which Purchaser acknowledges receipt of a copy of this Agreement, fully executed by Seller and Purchaser. "Acknowledgement" shall be the earlier of (i) Purchaser signing the Purchaser's Acknowledgement attached to


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this Agreement, (ii) the execution by Purchaser of a U.S. Postal Office Return
Receipt Card, or (iii) Seller's confirmation of Purchaser's receipt of the fully executed Agreement via facsimile or electronic mail.

                  H. CONSTRUCTION. Seller and Purchaser have participated equally in the preparation of this Agreement and, therefore, in construing this Agreement there shall be no presumption in favor of one party over the other as the result of one party actually drafting this Agreement. The absence from this Agreement of provisions appearing in drafts hereof shall not be used in construing the intent of the parties hereto. To the extent a time frame provided hereunder shall be set to expire on a Saturday, Sunday or day on which banking institutions in the State of Michigan are authorized by law to close, then such time frame shall expire on the next day which is not a Saturday, Sunday or day on which banking institutions in the State of Michigan are authorized by law to close.

                  I. TIME IS OF THE ESSENCE. Time is of the essence with respect to this Agreement.

                  J. VENUE. Any litigation based hereon, or arising out of, under, or in connection with this Agreement, shall be brought and maintained exclusively in the courts of the County of Oakland, State of Michigan or in the United States District Court for the Eastern District of Michigan. Each of the parties hereby expressly and irrevocably submits to the jurisdiction of the courts of the County of Oakland, State of Michigan and of the United States District Court for the Eastern District of Michigan for the purpose of any such litigation as set forth above. Each of the parties further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Michigan.

                  K. EXPIRATION. The offer to purchaser and sell the Property made herein expires at 5:00 p.m. EST on January __, 2007, unless the parties execute this Agreement prior to said date.

           IN WITNESS WHEREOF, the parties have executed this Agreement on the day and date first above written.

WITNESSED BY:                                   SELLER:

                                                DEACON ENTERPRISES, INC.

        /S/ Signature illegible                 By:    /S/ VERLIN EPPERT
---------------------------------------             ----------------------------
                                                    VERLIN EPPERT, President

                                                PURCHASER:

                                                VOYAGERPETROLEUM, INC.

        /S/ GABRIELLE STANLEY                   By:   /S/ JEFFERSON STANLEY
---------------------------------------             ----------------------------
                                                    JEFFERSON STANLEY, Chief
                                                         Financial Officer

                           PURCHASER'S ACKNOWLEDGMENT
                           --------------------------

         Purchaser acknowledges receipt of a copy of this Agreement fully executed by the parties.


Dated: January 19, 2007            Purchaser:

                                            VOYAGERPETROLEUM, INC.

                                            By:     /S/JEFFERSON STANLEY
                                                 -------------------------------
                                                 JEFFERSON STANLEY, Chief
                                                 Financial Officer



                             DEPOSIT ACKNOWLEDGMENT
                             ----------------------

         The Purchase and Sale Agreement, and the Deposit referred to in Paragraph 5, has been received by the Escrow Agent. By its execution of this Purchase and Sale Agreement below, the Escrow Agent agrees to be bound by the terms hereof to the extent that the Purchase and Sale Agreement imposes duties on the Escrow Agent.

Dated: ___________________, 2007            PHILIP R. SEAVER TITLE COMPANY, INC.

                                            By:
                                                --------------------------------

                                                Its Authorized Signatory

                                   EXHIBIT "A"

                                Legal Description
                                -----------------

Land situated in the City of Detroit, County of Wayne, and State of Michigan, to-wit:

         FIRST PARCEL
         ------------
         Beginning at the intersection of the Southeasterly line of Private Claim 125 and the Northerly line of Michigan Central Railroad right-of-way (100.00 feet wide); thence North 29 degrees East 695.88 feet; thence North 21 degrees 21 minutes 40 seconds West 17.25 feet; thence South 58 degrees 01 minutes 57 seconds West 548.01 feet; thence North 60 degrees 59 minutes 33 seconds West 46.01 feet to the Detroit and Toledo Shore line Railroad right-of-way 60.00 feet wide; thence along said right-of-way by a curve to the left an arc distance of
         194.11 feet whose chord bears South 16 degrees 23 minutes 23 seconds West 193.96 feet to the Northerly line of Michigan Central railroad right-of-way thence along said right-of-way by a curve to the right an arc distance of 286.25 feet whose chord bears South 53 degrees 15 minutes 42 seconds East 285.58 feet to the point of beginning. Containing 3.027 acres, more or less.

         SECOND PARCEL
         -------------
         Beginning at a point in the Northwesterly line of said Private Claim One Hundred and Twenty-Five where it is intersected by the Southwesterly line of the Detroit, Delray and Dearborn Railroad Company's one hundred feet wide right of way;

         Thence Southeastwardly, along said Southwesterly line, by a curve to the right having a radius of eleven hundred six feet and twenty eight-one-hundredths of a foot, for a distance of eighty-six feet and fifty-eight one-hundredths of -a foot to the Westerly line of the sixty feet wide right of way of the Detroit and Toledo Shore Line Railroad Company, said curve lying on the Northeasterly side of its chord, said chord having a bearing of South sixty-four degrees thirty-nine minutes and twenty-eight and one-half seconds East and a length of eighty-six feet and fifty-five one hundredths of a foot;

         Thence Southwardly along the last mentioned Westerly line, by a curve to the left having a radius of fourteen hundred and sixty-three feet, for a distance of three hundred seven feet and forty-six one hundredths of a foot to the Southwesterly line of land of the Pennsylvania, Ohio and Detroit Railroad Company, said curve lying on the Westerly side of its chord, said chord having a bearing of South four degrees thirtY-Three minutes and fourteen seconds West and a length of three hundred six feet and ninety-one hundredths of a foot;

         Thence North thirty-nine degrees and thirty minutes West along said Southwesterly line of land of said the

         Pennsylvania, Ohio and Detroit Railroad Company, two hundred twenty-nine feet and thirty-four one hundredths of a foot to a point in the Northwesterly line of said Private Claim One Hundred and Twenty-five;

         Thence Northeastwardly along said Northwesterly line, one hundred eighty-nine feet and ninety-four one hundredths of a foot to the point of beginning;

         Containing an area of seventy-one hundred and thirty-five ten thousandths of an acre, more or less.

         Together with the right to use, as a way of ingress and egress to and from the parcel of land third hereinbefore described, a strip of land twenty feet in width lying immediately West of and adjoining the West line of said Private Claim One Hundred Twenty-five and extending from a point on the line of said third described parcel of. land in a Southerly direction to a strip of land known as Lot Number A in the Grand Factory Subdivision of part of Private Claim One Hundred Eighteen according to the plat thereof recorded in Liber 23 of Plats, Page 49.

                                                  EXHIBIT B - ENVIRONMENTAL REPORTS


The following is a list of the environmental reports and/or test results with their approximate dates, the consultants which compiled them and the entities for which they were compiled. The Epperts will use their best efforts to produce the reports and/or test results listed below within ten (10) days from the signing of this Agreement.

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  APPROXIMATE                                                                   CONSULTANT                   ENTITY FOR WHICH
DATE OF REPORT                        TITLE OF REPORT                         DRAFTING REPORT               REPORT WAS PREPARED
------------------------------------------------------------------------------------------------------------------------------------
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  03/10/00                   Baseline Environmental Assessment                ERM                           D.A. Stuart Company
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  07/27/00                   Due Care Plan                                    ERM                           D. A. Stuart Company
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  11/02/01                   Baseline Environmental Assessment                ERM                           D. A. Stuart Company
                             Annual Report
------------------------------------------------------------------------------------------------------------------------------------
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  08/01/02                   Phase I Environmental Exit Survey                ERM                           D. A. Stuart Company
------------------------------------------------------------------------------------------------------------------------------------
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  03/2003                    Second Annual Due Care Report                    ERM                           D. A. Stuart Company
------------------------------------------------------------------------------------------------------------------------------------
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  7/1999                     Draft Industrial Closure Report (Draft           NTH Consultants               Eppert Oil Company
                             never finalized). In approximately
                             December 1999 D.A. Stuart took the
                             position that it would take over
                             environmental issues with respect to
                             the Deacon site.
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  10-12/1998                 Sampling Event Conducted By NTH                  NTH Consultants               Eppert Oil Company
                             Consultants, Inc.
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  02/1998                    Maps and Tables                                  LTI Environmental             Safety Kleen/ELF
                                                                              Engineering
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